Exhibit 21.1

SUBSIDIARIES

Dipchip Corp.

Straight Path IP Group, Inc.

Straight Path Spectrum, Inc.

Straight Path Advanced Communication Services, LLC

Straight Path IP Group, LLC

Straight Path Spectrum, LLC

Winstar Holdings, LLC

Winstar Spectrum, LLC